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                                                                      Exhibit 15

May 12, 1997
Shareholders and Board of Directors
Security Capital Atlantic Incorporated

We are aware of the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Security Capital Atlantic Incorporated Share Option Plan for Outside Directors filed on April 28, 1997 for our report dated April 24, 1997 relating to the unaudited condensed interim financial statements of Security Capital Atlantic Incorporated that are included in its Form 10-Q for the quarter ended March 31, 1997.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                         Ernst & Young LLP